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                                                                    Exhibit 11.1

                      DRYPERS CORPORATION AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                       (In thousands, except share data)

                                                      THREE MONTHS ENDED                NINE MONTHS ENDED
                                                         SEPTEMBER 30                     SEPTEMBER 30
                                                -----------------------------    ----------------------------
                                                     1996             1997            1996            1997
                                                -------------    ------------    -----------     ------------
Income (loss) before extraordinary item.....      $     1,956     $     2,750     $     (611)     $     6,906

Extraordinary item..........................               --              --             --           (7,769)
                                                  -----------     -----------     ----------      -----------

Net income (loss)...........................            1,956           2,750           (611)            (863)

Preferred stock dividend....................              172             127            392              463
                                                  -----------     -----------     ----------      -----------
Net income (loss) attributable to common
 stockholders...............................      $     1,784     $     2,623     $   (1,003)     $    (1,326)
                                                  ===========     ===========     ==========      ===========

Weighted average number of shares of common
 stock......................................        6,649,450       9,656,912      6,640,084        8,456,878

Common stock equivalents....................        9,469,344       9,032,756             --       10,475,756
                                                   ----------      ----------      ----------      ----------
Weighted average number of shares of common
 stock and common stock equivalents.........       16,118,794      18,689,668      6,640,084       18,932,634
                                                   ==========      ==========      =========       ==========

Net income (loss) per share of common stock
 and common stock equivalents -
         Before extraordinary item..........      $       .12     $       .15     $     (.15)     $       .36
         Extraordinary item.................               --              --             --             (.41)
                                                  -----------     -----------     ----------      -----------
Net income (loss)...........................      $       .12     $       .15     $     (.15)     $      (.05)
                                                  ===========     ===========     ==========      ===========
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